KPMG LLP 900 Wells Fargo Tower 201 Main Street Fort Worth, TX 76102-3105

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of USCA All Terrain Fund:

We consent to the use of our report dated May 30, 2017, incorporated by reference herein, for USCA All Terrain Fund, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

Fort Worth, Texas
March 29, 2018